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                                                                                                            EXHIBIT 12
                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (dollars in millions)

                                                         For the Three Months Ended          For the Nine Months Ended
                                                         --------------------------         --------------------------
                                                         Sept. 27,        Sept. 28,         Sept. 27,         Sept. 28,
                                                             2002             2001              2002              2001
                                                         --------         --------          --------          --------

Pre-tax earnings                                          $ 1,054          $   686           $ 3,014           $ 2,889
Add:  Fixed charges (excluding capitalized
      interest and preferred security dividend
      requirements of subsidiaries)                         2,534            3,843             7,499            14,223
                                                          -------          -------           -------           -------
Pre-tax earnings before fixed charges                       3,588            4,529            10,513            17,112
                                                          -------          -------           -------           -------

Fixed charges:
   Interest                                                 2,484            3,777             7,342            14,028
   Other  (a)                                                  98              119               302               353
                                                          -------          -------           -------           -------
   Total fixed charges                                      2,582            3,896             7,644            14,381
                                                          -------          -------           -------           -------

Preferred stock dividend requirements                          14               14                41                42
                                                          -------          -------           -------           -------
Total combined fixed charges
  and preferred stock dividends                           $ 2,596          $ 3,910           $ 7,685           $14,423
                                                          =======          =======           =======           =======

RATIO OF EARNINGS TO FIXED CHARGES                          1.39x            1.16x             1.38x             1.19x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                             1.38x            1.16x             1.37x             1.19x

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(a) Other fixed charges consist of the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

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